Exhibit 4.12

THQ Inc. AMENDED AND RESTATED 1997 STOCK OPTION PLAN

PERFORMANCE ACCELERATED

RESTRICTED STOCK AWARD AGREEMENT

Holder:

Number of Shares of Performance
Accelerated Restricted Stock Awarded:	*

Date of Grant:	*

* As set forth in the Notice of Grant of Performance Accelerated Restricted Stock attached to this Performance Accelerated Restricted Stock Award Agreement as Exhibit A (“your Notice”).

THIS PERFORMANCE ACCELERATED RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”), dated as of Date of Grant, is made between THQ INC., a Delaware corporation, currently having its executive office at 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301 (the “Company”), and the holder identified above (“Holder”).

1.                                       Grant of Award.  Pursuant to the THQ Inc. Amended and Restated 1997 Stock Option Plan, a copy of which is attached hereto as Exhibit B (the “Plan”), on the terms and subject to the conditions set forth in this Agreement, and subject to Holder’s execution and return to the Company of a copy of this Agreement, the Company hereby awards to Holder the Number of Shares of Performance Accelerated Restricted Stock Awarded as set forth in your Notice (the “Shares”), upon and subject to the restrictions, terms and conditions set forth in this Agreement (this “Award”).

2.                                       Option Subject to the Plan and Acceptance of Agreement.  Holder acknowledges and agrees that this Option is subject to the terms and conditions set forth in the Plan.  In the event of any conflict between the Plan and this Agreement, the terms of the Plan shall take precedence.  Further, Holder acknowledges that the Award shall be null and void unless and until the Holder shall accept this Agreement by executing it in the space provided below and returning such original execution copy to the Company.  As soon as practicable after the Holder has executed this Agreement and returned the same to the Company, the Company shall cause to be issued in the Holder’s name a stock certificate representing the total number of Shares subject to the Award.

3.                                       Rights as a Stockholder.  The Holder shall have the right to vote the Shares subject to the Award and to receive dividends and other distributions thereon unless and until, and only to the extent, such Shares are forfeited pursuant to Paragraph 5 hereof; provided, however, that a dividend or other distribution with respect to the Shares (including, without limitation, a stock dividend or stock split) shall be delivered to the Company and shall be subject to the same restrictions as the Shares with respect to which such dividend or other distribution was made.

4.                                       Custody and Delivery of Certificates Representing Shares.  The Company shall hold the certificate or certificates representing the Shares subject to the Award until such Award shall have vested, in whole or in part, pursuant to Paragraph 5 hereof, and the Company shall as soon thereafter as practicable, subject to Section 7.3, deliver the certificate or certificates evidencing the vested Shares to the Holder.

5.                                       Restriction Period and Vesting.  The Shares subject to the Award shall vest at the times and in the amounts set forth in your Notice, or (ii) earlier pursuant to Section 3.3 of the Plan or in accordance with Section 5.8 of the Plan.

6.                                       Additional Terms and Conditions of Award.

6.1                                 Nontransferability of Award.  During the Restriction Period, the Shares subject to the Award and not then vested may not be transferred except to the extent permitted by Sections 5.4 and 5.11 of the Plan.

6.2.                              Withholding Taxes.  As a condition precedent to the delivery to the Holder of any Shares subject to the Award, the Holder shall, upon request by the Company, pay to the Company such amount of all applicable federal, state, local or other laws or regulations as required by and in accordance with Section 5.5 of the Plan.

6.3.                              Investment Representation.  The Holder hereby represents and covenants that (a) any Share acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities law; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Holder shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of acquisition of any Shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable.  As a further condition precedent to the delivery to the Holder of any Shares subject to the Award, the Holder shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance of the Shares and, in connection therewith, shall execute any documents which the Board or any committee authorized by the Board shall in its sole discretion deem necessary or advisable.

6.4                                 Adjustment.   The Award shall be subject to adjustment as set forth in Section 5.7 of the Plan.

6.5                                 Transaction.  In the event of a Transaction, the Committee may, in its discretion, take such actions with respect to the Award as described in Section 5.8 of the Plan.

6.6                                 Compliance with Applicable Law.  The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting or delivery of Shares hereunder, the Shares subject to the Award shall not vest or be delivered, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Company.

6.7                                 Delivery of Certificates.  Subject to Section 6.2, upon the vesting of the Award, in whole or in part, the Company shall deliver or cause to be delivered one or more certificates representing the number of vested Shares.  The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such delivery, except as otherwise provided in Section 6.2.

6.8                                 Award Confers No Rights to Continued Employment.  In no event shall the granting of the Award or its acceptance by the Holder give or be deemed to give the Holder any right to continued employment by the Company or any affiliate of the Company.

6.9                                 Decisions of Committee.  The Committee shall have the right to resolve all questions which may arise in connection with the Award.  Any interpretation, determination or other action made or taken by the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

6.10                           Agreement Subject to the Plan.  This Agreement is subject to the provisions of the Plan and shall be interpreted in accordance therewith.  The Holder hereby acknowledges receipt of a copy of the Plan.

7.                                       Miscellaneous Provisions.

7.1                                 Meaning of Certain Terms.

(a)                                  As used herein, the term “vest” shall mean no longer subject to forfeiture.

(b)                                 As used herein, employment shall mean an agency or independent contractor relationship and references to employment by the Company shall also mean employment by a Subsidiary.

(c)                                  References in this Agreement to sections of the Code shall be deemed to refer to any successor section of the Code or any successor internal revenue law.

7.2                                 Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of the Holder, acquire any rights hereunder in accordance with this Agreement or the Plan.

7.3                                 Notices.  All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to THQ Inc., 27001 Agoura Road, Suite 325, Calabasas Hills, California 91301, and if to the Holder, to the last known mailing address of the Holder contained in the records of the Company.  All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery to the party entitled thereto, (b) by facsimile with confirmation of receipt, (c) by mailing in the United States mails to the last known address of the party entitled thereto or (d) by express courier service.  The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile transmission, or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

7.4                                 Governing Law.  This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to conflicts of laws principles.

7.5                                 Counterparts.  This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

8.                                       Electronic Delivery.  Holder agrees and consents to receiving delivery of any and all annual reports and proxy statements of the Company by electronic means.  Such electronic means shall include, but not be limited to, email delivery of such documents or email notification of an Internet or intranet web link for access to such documents.  Provided, however, if the Holder requests physical delivery of such documents, such request shall be made in writing in accordance with Section 7.3 of this Agreement and Company shall provide such documents within a reasonable time of such request.

IN WITNESS WHEREOF, the Company and Holder have executed this Agreement as of the date first set forth above.

THQ Inc.

By:
Name:
Title:
Accepted this day of , 200 .

Holder